Exhibit 5

Bank of America Plaza	813.229.7600
101 East Kennedy Boulevard	813.229.1660 fax
Suite 2800
Tampa, Florida 33602

www.slk-law.com

December 21, 2011

Sykes Enterprises, Incorporated

400 North Ashley Drive, Suite 2800

Tampa, Florida 33602

Re:	Securities and Exchange Commission Registration Statement on Form S-8

Covering 4,000,000 Shares of Common Stock, $.01 par value

Gentlemen:

We are legal counsel to Sykes Enterprises, Incorporated, a Florida corporation (the “Company”), and have acted as such in the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Act of 1933, as amended, and the General Rules and Regulations of the SEC promulgated thereunder, for the registration of 4,000,000 shares (the “Shares”) of the common stock, par value $.01 per share, of the Company. In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares, when and if sold in the manner set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

SHUMAKER, LOOP & KENDRICK, LLP

/s/ Paul R. Lynch